Exhibit 3.1.35

ARTICLES OF INCORPORATION

OF

CLEAR CHANNEL COMPANY STORE, INC.

1. Name: The name of the corporation is CLEAR CHANNEL COMPANY STORE, INC.

2. Registered Agent and Principal and Registered Office: The address of the principal and registered office of the corporation in Nevada is: 6100 Neil Road, Suite 500, Reno, Nevada 89511, and the name of the registered agent of the corporation at that address is: The Corporation Trust Company of Nevada.

3. Purposes: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Nevada Business Corporation Act.

4. Capital Stock: The aggregate number of shares which the corporation shall have the authority to issue is 1,000 shares of common stock of the par value of ten cents ($0.10) per share.

5. Directors: The members of the governing board of the corporation shall be styled “Directors.” The initial Board of Directors shall consist of three (3) members. The names and addresses of the persons who are elected to serve as Directors until the first annual meeting of the stockholders, and until their successors shall have been elected and qualified, are:

NAME	ADDRESS

L. Lowry Mays	200 East Basse Road San Antonio, Texas 78209

Mark P. Mays	200 East Basse Road San Antonio, Texas 78209

Randall T. Mays	200 East Basse Road San Antonio, Texas 78209

6. Assessability of Stock: After the amount of the subscription price, or par value, for the issuance of capital stock has been paid, the capital stock is not subject to assessment to pay the debts of the corporation.

7. Denial of Cumulative Voting: No stockholder shall have the right to cumulate his votes for the election of directors, but each share shall be entitled to one vote in the election of each director.

8. Denial of Preemptive Rights. No stockholder shall be entitled as a matter of right to subscribe for, purchase or receive any shares of the stock or any rights or options of the corporation which it may issue or sell, whether out of the number of shares authorized by this Certificate of Incorporation or by amendment hereof or out of the shares of the stock of the corporation acquired by it after the issuance thereof, nor shall any stockholder be entitled as a matter of right to subscribe for, purchase or receive any bonds, debentures or other securities which the corporation may issue or sell that shall be convertible into or exchangeable for stock or to which shall be attached or appertained any warrant or warrants or other instrument or instruments that shall confer upon the holder or owner of such obligation the right to subscribe for, purchase or receive from the corporation any shares of its capital stock; but all such additional issues of stock, rights and options, or of bonds, debentures or other securities convertible into or exchangeable for stock, or to which warrants shall be attached or appertained or which shall confer upon the holder the rights to subscribe for, purchase or receive any shares of stock, may be issued and disposed of by the Board of Directors to such persons, firms or corporations as in their absolute discretion they may deem advisable. The acceptance of stock in the corporation shall be a waiver of any preemptive or preferential right which in the absence of this provision might otherwise be asserted by stockholders of the corporation or any of them.

9. Duration. The period of the duration of the corporation is perpetual.

10. Limited Liability and Indemnification. To the fullest extent permitted by the Nevada Business Corporation Act as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director; provided, however that this provision shall not affect a director’s liability for: (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law; or (b) the payment of dividends in violation of NRS 78.300. The corporation shall indemnify its directors to the fullest extent permissible under the Nevada Business Corporation Act, and the expenses of directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director to repay the amount if it is ultimately determined by a court that such person is not entitled to be indemnified by the corporation.

11. Incorporator. The name and address of the incorporator of the corporation is:

NAME	ADDRESS

Phillip R. Hall	200 East Basse Road San Antonio, Texas 78209

EXECUTED this 21st day of September, 2000.

INCORPORATOR:

/s/ PHILLIP R. HALL
PHILLIP R. HALL

STATE OF TEXAS	§
§
COUNTY OF BEXAR	§

On September 21, 2000, personally appeared before me, a notary public, Phillip R. Hall personally known to me to be the person whose name is subscribed to the above instrument who acknowledged that he executed the instrument.

Notary Public, State of Texas

THE CORPORATION TRUST COMPANY OF NEVADA hereby accepts appointment as Resident Agent for the above named corporation.

THE CORPORATION TRUST COMPANY OF NEVADA

Date: 9/25/00	By
Assistant Secretary [ILLEGIBLE]

3